Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-144451
August 3, 2007

E-House (China) Holdings Limited

     E-House (China) Holdings Limited, or E-House, has filed a registration statement on Form F-1, including a prospectus (the “Prospectus”), with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents E-House has filed with the SEC for more complete information about E-House and this offering. Investors should rely upon the Prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents E-House has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, E-House, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Credit Suisse 1-800-221-1037 or Merrill Lynch 1-866-500-5408 (calling these numbers is not toll free outside the United States). You may also access E-House’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1405658/000114554907001370/h01166a3fv1za.htm

     This free writing prospectus reflects the following amendments that were made in Amendment No. 3 to E-House’s Registration Statement on Form F-1:

     On August 3, 2007, E-House amended its Registration Statement on Form F-1 to (i) amend the Prospectus Summary and Business Sections to disclose E-House’s network of over 2,100 real estate sales professionals; and (ii) update the Management’s Discussion and Analysis of Financial Condition and Results of Operations Section to disclose and explain the commission rate increase from the first quarter of 2006 to the first quarter of 2007.

PROSPECTUS SUMMARY

     The second sentence of the second paragraph under the heading “Our Company” has been amended to read as follows:

     We operate through an extensive network of over 2,100 real estate sales professionals in 20 cities throughout China.

     MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following sentence has been added at the end of the penultimate paragraph on page 45 regarding revenues from primary real estate agency services in the three months ended March 31, 2007 compared to the three months ended March 31, 2006:

     Our average commission rate was 2.8% for the first quarter in 2007 compared to 1.5% for the first quarter in 2006, primarily due to the higher commission revenues we earned upon exceeding sales targets for certain properties sold by us in the first quarter of 2007.

BUSINESS

     The second sentence of the second paragraph under the heading “Overview” has been amended to read as follows:

     We operate through an extensive network of over 2,100 real estate sales professionals in 20 cities throughout China.